EXHIBIT 5.1

DOC ID LB837145/5+	T+44 20 7936 4000
OUR REF WPLL/RFMM	E-mail W freshfields.com
YOUR REF	CLIENT MATTER NO 102075-0007

Amersham plc
Amersham Place
Little Chalfont
Buckinghamshire
England
HP7 9NA

29 October 2003

Dear Sirs

AMERSHAM PLC

1.	Reference is made to the Registration Statement on Form S-8 (the Registration Statement) of Amersham plc, a company incorporated under the laws of England and Wales (the Company), to be filed on or about 5 November 2003 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, (the US Securities Act) in connection with the 1,500,000 ordinary shares of 5 pence each in the capital of the Company (the New Ordinary Shares) which may be issued pursuant to the Amersham plc US Employee Stock Purchase Plan (the US Plan).

2.	We do not purport to be experts on, or generally familiar with, any laws other than the laws of England and this opinion is confined to matters of English law as at the date of this opinion and is governed by and shall be construed in accordance with English law. Accordingly, we express no legal opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England.

3.	For the purposes of expressing the opinion set out below, we have examined or conducted (as appropriate):

(a)	a certificate from the Company Secretary of the Company dated 27 October 2003 (as attached) and the documents attached thereto (the Secretary’s Certificate);

(b)	a company search made today of the public documents of the Company as kept at the Registrar of Companies for England and Wales; and

(c)	such other corporate records, certificates, instruments and other documents as in our judgement are necessary or appropriate to enable us to render the opinion expressed below and relied upon the statements as to factual matters contained in or made pursuant to each of the above-mentioned documents.

4.	For the purposes of rendering this opinion, we have assumed that:

(a)	each of the statements contained in the Secretary’s Certificate is true and correct as at the date hereof;

(b)	all signatures on executed documents which we have examined are genuine and all original documents submitted to us are authentic and complete;

(c)	all copies of documents submitted to us are authentic and complete copies of the originals;

(d)	all documents on which we have relied remain accurate and are in full force and effect;

(e)	the Company will comply with its obligations under the rules of the US Plan;

(f)	upon the exercise of an option by a holder thereof and payment in full to the Company of the stated option price for the relevant New Ordinary Shares, in each case pursuant to the US Plan, any New Ordinary Shares will be issued (i) in accordance with the US Plan; (ii) in accordance with the articles of association of the

Company as in force at the time of the issue of such New Ordinary Shares; and (iii) on such terms so as not to violate any applicable law of England;

(g)	any New Ordinary Share to be so issued will comprise part of the authorized and unissued share capital of the Company as at the date of issue;

(h)	the directors of the Company will have proper authority under Section 80 of the United Kingdom Companies Act 1985, as amended, to allot and issue such New Ordinary Shares at the date of allotment thereof;

(i)	the Company’s constitutional documents will not have been amended in any material respect prior to the issue of the New Ordinary Shares;

(j)	that the information revealed by our search today (carried out by us or by ICC Information Ltd. on our behalf) of the public documents of the Company kept by the Registrar of Companies for England and Wales was accurate in all respects and has not since the time of such search been altered; and

(k)	that there will not have been any material change in English law prior to the issue of the New Ordinary Shares.

5.	On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as we consider relevant, we are of the opinion that, upon due issuance as aforesaid, the New Ordinary Shares will be validly issued and fully paid and no further contribution in respect thereof will be required to be made to the Company by holders thereof by reason only of them being shareholders.

6.	This letter is addressed to you solely for your own purpose in connection with the Company’s Registration Statements and may not be transmitted or disclosed to or used or relied upon by any other person or for any other purposes without our prior written consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer

[Nycomed Amersham plc Letterhead]

To:	Freshfields Bruckhaus Deringer
65 Fleet Street
London EC4Y 1HS

I, Robert Allnutt, the Secretary of Amersham plc of Amersham Place, Little Chalfont, Buckinghamshire, England HP7 9NA registered number 010002610 (the Company) HEREBY CERTIFY that:

1.	attached hereto marked “A” and initialed by me for the purpose of identification is a true and correct copy of the Memorandum and Articles of Association of the Company as currently in force;

2.	attached hereto marked “B” and initialed by me for the purposes of identification is a true and correct copy of the Amersham plc US Employee Stock Purchase Plan, formerly known as the Nycomed Amersham plc Employee Stock Purchase Plan (the Plan);

3.	attached hereto marked “C” and initialed by me for the purposes of identification is a true and correct copy of the special resolution passed by all the members of the Company at the annual general meeting of the Company duly convened on 10 May 2000; and

4.	attached hereto marked “D” and initialed by me for the purposes of identification is a true and correct extract of the minutes of the meeting of the Board of Directors of the Company duly convened and held on 23 February 2000.

I further HEREBY CERTIFY that:

(a)	at the meeting referred to in paragraph 4 above, a quorum of Directors was present and acting throughout;

(b)	the resolutions referred to in such minutes were duly passed and have not been amended, modified or revoked and are in full force and effect; and

(c)	each of the Directors of the Company having any interest in any of the matters discussed at such meetings duly disclosed his interest therein and was entitled to count in the quorum for such meeting and to vote on the resolutions proposed thereat (other than those in respect of which such minutes record the Director’s abstention from voting) and such minutes are a true and correct record of the proceedings described therein; and

(d)	all material information has been disclosed by the Company to you for the purposes of the opinion you propose to give today in connection with the shares to be issued pursuant to the Plan.

Signed:

/s/ Robert Allnutt

Robert Allnutt
Company Secretary

Dated: 27 October 2003